Exhibit 10.14

CERTAIN PERSONAL INFORMATION HAS BEEN OMITTED AND REPLACED WITH “[***]” PURSUANT TO ITEM 601(A)(6) OF REGULATION S-K.

STRICTLY PRIVATE AND CONFIDENTIAL

[Date], 2026

Dr. Nicholas Clarke

[***]

Dear Nicholas,

This letter (this “Letter”) to you (the “Executive”) is to address certain matters regarding your equity awards in Rezera Inc., a Delaware corporation (the “Company”) and is effective as of the closing of the Company’s first underwritten public offering of its equity securities pursuant to an effective registration statement under the US Securities Act of 1933 (the “Effective Date”).

Please note that any equity awards you currently hold or may receive in the future are separate to any agreement you may enter into with the Company or any Associated Company, including your Service Agreement or other employment agreement with the Company or any Associated Company. Your rights, if any, in respect of any such equity awards are derived solely from the discretionary decision of the Company to permit you to participate under the terms of the Equity Documents and to benefit from a discretionary equity award.

Neither this Letter nor the Equity Documents form part of your contract of employment with the Company or any Associated Company. For the avoidance of doubt, this Letter does not confer upon you any contractual right to receive any equity award or to benefit from the continuation of any equity plan. Any entitlement that you may have in respect of equity awards derives solely from the Equity Documents and the terms of this Letter, and not from the Service Agreement.

Nothing in this Letter shall affect the terms of the Service Agreement, except as expressly set out herein.

The defined terms in this Letter have the meaning as set out in the Appendix.

The equity awards held by the Executive immediately before the Effective Date shall continue to be governed by the terms and conditions of the Equity Documents applicable to such awards immediately before the Effective Date. The Executive may also be eligible to receive future equity awards, in the sole discretion of the Board.

Notwithstanding anything to the contrary in the Equity Documents:

(a)

paragraph 1 of this Letter shall apply in the event of a termination of the Executive’s employment by the Company or an Associated Company without Cause, or by the Executive for Good Reason, in which the Executive is entitled to leave with the Standard Termination Payment (as defined in the Service Agreement), in either case, where the Termination Date falls outside the Change in Control Period; and

(b)

paragraph 2 of this Letter shall apply in the event of a termination of the Executive’s employment by the Company or an Associated Company without Cause, or by the Executive for Good Reason, in which the Executive is entitled to leave with the CIC Termination Payment (as defined in the Service Agreement), in either case, where the Termination Date falls within the Change in Control Period; and

(c)

other than in respect of any EMI Option granted prior to the Effective Date and any equity award granted immediately after the effectiveness of a registration statement under the Securities Act of 1933, as amended for the Company’s public offering, any outstanding and unvested Time-Based Equity Awards that were granted prior to the Effective Date shall immediately accelerate in vesting and become fully vested and exercisable or non-forfeitable immediately prior to a Change in Control.

1.	Accelerated Vesting: Termination outside the Change in Control Period.

This paragraph 1 applies where the Executive’s employment is terminated by the Company or an Associated Company without Cause, or by the Executive for Good Reason, which entitles the Executive to receive the Standard Termination Payment under clause 14.3 of the Service Agreement, in either case, where the Termination Date falls outside the Change in Control Period.

Notwithstanding anything to the contrary in the Equity Documents or any other applicable option agreement or stock-based agreement all outstanding unvested Time-Based Equity Awards shall lapse and be forfeited automatically on the Termination Date without any payment or compensation, provided that this paragraph 1 shall not apply to change, amend or vary the terms of any equity awards granted at any time before the Effective Date which shall remain subject to the terms applicable to them as at the Effective Date and the other provisions of this Letter.

2.	Accelerated vesting: Termination within the Change in Control period.

This paragraph 2 applies where the Executive’s employment is terminated by the Company or an Associated Company without Cause, or by the Executive for Good Reason, which entitles the Executive to receive the CIC Termination Payment under clause 14.2 of the Service Agreement, in either case, where the Termination Date falls within the Change in Control Period.

Notwithstanding anything to the contrary in any applicable option agreement or other stock-based award agreement, all Time-Based Equity Awards, other than in respect of any EMI Option granted before the Effective Date, held by the Executive shall immediately accelerate and become fully vested and exercisable or non-forfeitable as of the later of:

(a)	the Termination Date or the date of the Change in Control, as applicable; or

(b)the effective date of the Settlement Agreement,

(the date so determined, the “Accelerated Vesting Date”).

In order to give effect to the accelerated vesting contemplated by paragraph 2 above, the unvested portion of the Executive’s Time-Based Equity Awards that would otherwise lapse or be forfeited on the Termination Date will instead be preserved until the earliest of the following dates:

(a)	the date on which both a Change in Control has occurred and the Settlement Agreement has become fully effective (at which time acceleration of vesting shall occur);
(b)	the date on which the Settlement Agreement can no longer become fully effective (at which time the unvested portion of the Executive’s Time-Based Equity Awards will lapse or be forfeited); or
(c)

if the Termination Date occurred prior to a Change in Control and no Change in Control has occurred, the date falling three months and one day after the Termination Date (at which time the unvested portion of the Executive’s Time-Based Equity Awards will lapse or be forfeited).

Notwithstanding the foregoing, no additional vesting of the Time-Based Equity Awards shall occur during the period between the Termination Date and the Accelerated Vesting Date.

For the avoidance of doubt, the accelerated vesting set out in paragraph 2 above (a) is conditional upon the Executive entering into the Settlement Agreement in accordance with clause 14.4 of the Service Agreement; and (b) shall not apply to any EMI Option granted before the Effective Date.

Entire agreement. This Letter, together with the Equity Documents and the Service Agreement, constitutes the entire agreement between the parties with respect to the subject matter of this Letter and supersedes all prior agreements, arrangements and understandings between the parties relating to the Executive’s equity awards.

No variation. No variation to this Letter shall be effective unless made in writing and signed by or on behalf of both parties.

Severability. If any provision or part of a provision of this Letter shall be or become void or unenforceable for any reason within any jurisdiction, this shall not affect the validity of that provision in any other jurisdiction nor any of the remaining provisions of this Letter.

Third parties. No term in this Letter is enforceable by any person who is not a party to it under the Contracts (Rights of Third Parties) Act 1999, but this shall not affect any right or remedy of a third party which exists or is available apart from that act.

Governing law and jurisdiction. This Letter and the rights and obligations of the parties shall be governed by and construed in accordance with the laws of England. The parties irrevocably agree to submit to the non-exclusive jurisdiction of the Courts of England in respect of any claim, dispute or difference arising out of or in connection with this Letter.

Counterparts. This Letter may be executed in any number of counterparts, each of which shall constitute an original, and all the counterparts shall together constitute one and the same agreement. The exchange of a fully executed version of this Letter by electronic transmission in PDF format or otherwise shall be sufficient to bind the parties.

Please confirm your agreement with the terms of this Letter by signing and returning the enclosed copy.

Yours sincerely,

For and on behalf of Rezera Inc.
[Director]
[Date]

I confirm that I have read, understood and agree to the terms of this Letter.

Dr. Nicholas Clarke
[Date]

Appendix